Exhibit 10.1

Primo Water Corporation
Non-Employee Director Compensation Policy

In general, director compensation will be approximately 50% Cash and 50% Equity. Cash retainers will be paid, and equity grants will be made, on the first business day following the company’s annual meeting of stockholders. Meeting fees will be paid within a reasonable period after the applicable meeting date.

Cash Component – approximately $25,000 per year, depending on committee roles and meetings attended:

Retainer:	$2.5K per year for non-committee chairs

$5.0k per year for committee chairs

Attendance:	$2.5k per meeting for in person regularly scheduled board meetings

$1.0k for telephonic attendance

$1.0k for ad hoc scheduled telephonic special board meetings

Committee Mtgs:	$1.0k per attendance each regularly scheduled committee mtg.

$0.5k for each ad hoc committee mtg telephonic

Anticipated Meeting Schedule

Audit:	4 times/year, prior to each board meeting

1 additional meeting for annual audit review with auditors

Governance:	2 time/year, but initially meet prior to each board meeting for the first year

Compensation:	2 times/year

Equity Component - $25,000 per year:

50% Restricted Stock or Restricted Stock Units (as elected by the director)

50% Stock Options (valued using Black Scholes)

Vesting after 1 year and 1 day